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                                                                     EXHIBIT 8.2

                                                                  August 7, 1998


ACE Limited
The ACE Building
30 Woodbourne Street
Hamilton HM 08 Bermuda

     Re:  ACE Limited
          Registration Statement on Form S-3

Dear Sirs:

     We have represented ACE Limited (the "Company") in connection with the registration of Ordinary Shares, par value $0.041666667 per share (the "Ordinary Shares"), of the Company under the Securities Act of 1933, as amended, with respect to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 7, 1998 (the "Registration Statement").

     In rendering the opinions expressed herein, we have examined and are familiar with the Registration Statement as an exhibit to which this opinion will be filed. We have also examined such other documents and instruments and have made such further investigation as we have deemed necessary or appropriate in connection with this opinion.

     Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we hereby confirm, and adopt as our opinion, the statements of legal matters contained in the Prospectus contained in the above-referenced Registration Statement under the caption "Taxation of Shareholders of the Company--United States Taxation of U.S. and Non-U.S. Shareholders."

     We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to all references to this firm in such Registration Statement.

                                       Very truly yours,

                                       Mayer, Brown & Platt